                                                                   EXHIBIT 4.(B)


                         REDDI BRAKE SUPPLY CORPORATION

                          CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF DESIGNATION OF
                            CLASS A PREFERRED STOCK

                    Nevada Revised Statutes Section 78.1955

         The undersigned, being the President and the Secretary of Reddi Brake Supply Corporation, a Nevada corporation (the "Corporation"), do hereby certify that:

         1. The original Certificate of Designation (the "Certificate of Designation") of 400,000 of the Corporation's authorized preferred stock designated as Class Preferred Stock (the "Class A Preferred Stock") was filed in the Office of the Nevada Secretary of State on March 25, 1996.

         2. The Board of Directors of the Corporation, pursuant to the authority granted in Article IV of the Corporation's Articles of Incorporation, as amended, has adopted a resolution amending the Certificate of Designation as follows: Paragraph C(4) (Forced Conversion) shall be deleted in its entirety and Paragraph (C)(5) (Automatic Conversion) shall be redesignated as Paragraph
(C)(4).

         3. As of the execution of this Certificate of Amendment, no shares of the Class A Preferred Stock have been issued.

         DATED this 28th day of March, 1996.

                                                /s/ RiCHARD McGORRIAN
                                              ----------------------------------
                                                    Richard McGorrian, President

                                                 /s/  S. GERALD BIRIN
                                              ----------------------------------
                                                      S. Gerald Birin, Secretary